Filed Pursuant to Rule 433

Free Writing Prospectus dated March 3, 2020

Relating to Preliminary Prospectus Supplement dated March 3, 2020 and

Prospectus dated December 10, 2018

Registration No. 333-228729

Honeywell International Inc.

Pricing Term Sheet

0.000% Senior Notes due 2024

Issuer:	Honeywell International Inc.

Trade Date:	March 3, 2020

Original Issue/Settlement Date:*	March 10, 2020 (T+5)

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	€500,000,000

Coupon:	0.000%

Stated Maturity Date:	March 10, 2024

Issue Price:	99.756%

Yield to Maturity:	0.061%

Benchmark Bund:	DBR 1.750% due February 15, 2024

Benchmark Bund Price and Yield:	110.34%; -0.816%

Spread to Benchmark Bund:	+ 87.7 bps

Mid-Swap Yield:	-0.439%

Spread to Mid-Swap Yield:	+ 50 bps

Interest Payment Dates:	March 10 of each year, commencing March 10, 2021

Optional Redemption Provisions:

Make-Whole Call:	Prior to February 10, 2024, make-whole call at Bunds plus 15 bps plus accrued and unpaid interest to the redemption date.

Par Call:	On or after February 10, 2024, at par plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering:	The issuer is also offering €500,000,000 aggregate principal amount of its 0.750% Senior Notes due 2032 (the “2032 Notes”).

Proceeds (after underwriting discount and before expenses) to Issuer:	€497,530,000 (99.506% of principal amount), and together with the proceeds (after underwriting discount and before expenses) of the offering of the 2032 Notes, €993,625,000.

CUSIP/ISIN/Common Code:	438516 BX3/XS2126093744/212609374

Expected Ratings (Moody’s / S&P / Fitch):**	A2/A/A

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	Actual / Actual (ICMA)

Listing:	Application will be made to list the notes on the New York Stock Exchange

Stabilization:	Stabilization/FCA

Target Market:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Goldman Sachs & Co. LLC UniCredit Bank AG
Citigroup Global Markets Limited

Senior Co-Managers:	Deutsche Bank AG, London Branch J.P. Morgan Securities plc Morgan Stanley & Co. International plc Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

Mizuho International plc

NatWest Markets Plc

RBC Europe Limited

SMBC Nikko Capital Markets Limited

Société Générale

Standard Chartered Bank

The Toronto-Dominion Bank

U.S. Bancorp Investments, Inc.

*We expect that delivery of the notes will be made to investors on or about March 10, 2020, which will be the fifth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this pricing term sheet or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this pricing term sheet or the next two succeeding business days should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Barclays Bank PLC at +1 (888) 603-5847 (toll free), BNP Paribas at +1 (800) 854-5674 (toll free), Goldman Sachs & Co. LLC at +1 (866) 471-2526 (toll free) or UniCredit Bank AG at +49 89 378 15921.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Honeywell International Inc.

Pricing Term Sheet

0.750% Senior Notes due 2032

Issuer:	Honeywell International Inc.

Trade Date:	March 3, 2020

Original Issue/Settlement Date:*	March 10, 2020 (T+5)

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	€500,000,000

Coupon:	0.750%

Stated Maturity Date:	March 10, 2032

Issue Price:	99.669%

Yield to Maturity:	0.779%

Benchmark Bund:	DBR 0.000% due August 15, 2029

Benchmark Bund Price and Yield:	106.28%; -0.643%

Spread to Benchmark Bund:	+ 142.2 bps

Mid-Swap Yield:	-0.121%

Spread to Mid-Swap Yield:	+ 90 bps

Interest Payment Dates:	March 10 of each year, commencing March 10, 2021

Optional Redemption Provisions:

Make-Whole Call:	Prior to December 10, 2031, make-whole call at Bunds plus 25 bps plus accrued and unpaid interest to the redemption date.

Par Call:	On or after December 10, 2031, at par plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering:	The issuer is also offering €500,000,000 aggregate principal amount of its 0.000% Senior Notes due 2024 (the “2024 Notes”).

Proceeds (after underwriting discount and before expenses) to Issuer:	€496,095,000 (99.219% of principal amount), and together with the proceeds (after underwriting discount and before expenses) of the offering of the 2024 Notes, €993,625,000.

CUSIP/ISIN/Common Code:	438516 BY1/XS2126094049/212609404

Expected Ratings (Moody’s / S&P / Fitch):**	A2/A/A

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	Actual / Actual (ICMA)

Listing:	Application will be made to list the notes on the New York Stock Exchange

Stabilization:	Stabilization/FCA

Target Market:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Goldman Sachs & Co. LLC UniCredit Bank AG

Citigroup Global Markets Limited

Senior Co-Managers:	Deutsche Bank AG, London Branch J.P. Morgan Securities plc Morgan Stanley & Co. International plc Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

Mizuho International plc

NatWest Markets Plc

RBC Europe Limited

SMBC Nikko Capital Markets Limited

Société Générale

Standard Chartered Bank

The Toronto-Dominion Bank

U.S. Bancorp Investments, Inc.

*We expect that delivery of the notes will be made to investors on or about March 10, 2020, which will be the fifth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this pricing term sheet or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this pricing term sheet or the next two succeeding business days should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Barclays Bank PLC at +1 (888) 603-5847 (toll free), BNP Paribas at +1 (800) 854-5674 (toll free), Goldman Sachs & Co. LLC at +1 (866) 471-2526 (toll free) or UniCredit Bank AG at +49 89 378 15921.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.